Exhibit 99.2
Inconsistent Herrick Positions Kent Herrick’s record as a Tecumseh director is marked by often arbitrary positions and an apparent unwillingness to fulfill his fiduciary duties at times. • FOR asset sales (e.g., 8/23/07, 11/6/08, 7/15/08) – as part of unanimous Board votes – but still sided with Herrick Foundation in accusing current management/Board of unwillingness to consider asset sales • BLOCKED the formation of a special committee to engage in discussions with the Herrick Foundation regarding strategic alternatives despite his clear conflicts of interest (and subsequently voted against delegation to the Governance and Nominating Committee) (spring 2008) • ADMITTED in sworn testimony to providing nonpublic and confidential corporate information to third parties as part of the unauthorized effort to market and sell the company • AGAINST key modernization initiatives, including: – Best-Cost Country strategy (6/3/08) – Global Oracle system (2/5/08) – Moving operations from Tecumseh, Michigan (11/6/07) – “Pay for performance” compensation structure (12/4/07) – Formation of committees to explore strategic alternatives (3/08) • REFUSED to cooperate with anti-trust investigation while sitting as a director • CLAIMED the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Form S-4/Proxy Statement contained material misstatements or omitted material information but REFUSED to provide specific details of such claims DESPITE being advised that his conduct might constitute a breach of his fiduciary duties. Subsequently REFUSED to sign the Company’s Annual Report on Form 10-K and the Form S-4/Proxy Statement (3/09) • REFUSED to participate in the board and committee evaluation process (12/08), despite approving the policy mandating this evaluation process (8/26/08) www.tecumseh.com

Steve Lebowski’s record as a Tecumseh director is marked by often arbitrary positions, lack of independence from the Herricks and an apparent lack of sophistication. • AGAINST delegation of authority to the Governance and Nominating Committee to engage in discussions with the Herrick Foundation regarding strategic alternatives after voting FOR formation of a special committee to perform the same function. The only difference was that in the intervening time period, Kent Herrick voiced his disapproval of the delegation (spring 2008) • AGAINST the Company’s recapitalization proposal (2/21/09) after previously voting FOR a similar proposal (8/26/09) • FOR the adoption of the Company’s “say on pay” policy but AGAINST opposition to the Herrick’s proposal that the Board adopt a “say on pay” policy • APPROVED the form of Ed Buker’s amended employment agreement at the Board level (11/4/08). ABSTAINED from the Compensation Committee’s approval of minor revised terms (11/10/08), but in the context of the current proxy fight, asked that the Board consider the terms previously approved by the Compensation Committee and voted AGAINST these terms (3/4/09) • REFUSED to participate in the board and committee evaluation process (12/08, 7/09), despite approving the policy mandating this evaluation process (8/26/08) • FAILED to support the Audit Committee’s review of the Company’s internal controls, which was initiated in light of possible anti-competitive activity occurring at the Company (6/09) www.tecumseh.com